EXHIBIT 99.1

NEWS RELEASE

Contact:	David Kimichik	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	SVP – Finance	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD PRIME COMPLETES ACQUISITION OF
SOFITEL CHICAGO WATER TOWER

Acquisition Highlights:

•	Purchase price equates to a forward 12-month cap rate of 6.8% and forward 12-month EBITDA multiple of 12.7x; approximately 20% below replacement cost

•	Minimal CapEx needs after $6 million of capital expenditures over the last few years

•	Chicago market forecasted by PKF to have 4th highest RevPAR growth CAGR in the country from 2013-2015
DALLAS, February 24, 2014 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) today announced that it has completed the previously-announced acquisition of the 415-room Sofitel Chicago Water Tower for a total consideration of $153 million ($369,000 per key). The property will continue to be managed by Sofitel (Accor SA). The acquisition was funded with proceeds from an $80.0 million non-recourse mortgage loan and proceeds from the Company’s January equity offering. The new $80.0 million mortgage loan bears interest at a rate of LIBOR + 2.30% and has a five year term, including extension options.
On a forward 12-month basis, the purchase price represents a cap rate of 6.8% on net operating income and an EBITDA multiple of 12.7x. In 2013, the Sofitel Chicago Water Tower achieved RevPAR of $182, with 82% occupancy and an Average Daily Rate of $222.
“Aside from being our first acquisition since the spin-off from Ashford Trust, the purchase of the Sofitel Chicago Water Tower is an extremely attractive transaction for Ashford Prime,” said Monty

J. Bennett, Ashford Prime's Chairman and Chief Executive Officer. “We have gained a high RevPAR, luxury hotel in the heart of Chicago; a key U.S. gateway market. Additionally, the hotel will increase Prime’s overall average RevPAR and broaden our portfolio by market, brand and manager. We are very pleased with this acquisition and will look for comparable acquisition characteristics as we seek to expand the Ashford Prime portfolio.”
A major U.S. gateway market for both corporate and leisure travelers, the Chicago lodging market has recovered substantially in the past three years driven by outsized corporate and leisure demand growth with little corresponding supply growth. Continued gains in RevPAR and Average Daily Rate (ADR) are anticipated with occupancy now above prior 2008 peak levels. The nation’s ongoing economic recovery continues to support increased business and leisure travel. Chicago is considered one of America’s most dynamic cities, renowned for its iconic architecture, museums and a blend of urban sophistication and mid-western warmth.
Located in the desirable Gold Coast submarket of Chicago, Illinois and just minutes from the exclusive shopping of the Magnificent Mile, the Sofitel Chicago Water Tower has 415 rooms, including 32 suites and one presidential suite, all featuring Sofitel's luxurious feathertop and duvet sleep system - SoBed. The hotel has more than 10,000 square feet of meeting space including a 4,592-square-foot ballroom, eight meeting rooms and a private dining room with open kitchen. Additionally, the hotel is home to one of Chicago’s finest restaurants - Café des Architectes. This luxurious, downtown Chicago hotel is an architectural icon, designed by French architect Jean-Paul Viguier. The hotel is a 32-floor prism of glass featuring stunning views of Lake Michigan and the Chicago skyline. Its spectacular design has garnered the honor of being on the American Institute of Architects list of America's Favorite Architecture.
Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in high RevPAR full-service and urban select-service hotels and resorts located predominantly in domestic and international gateway markets.

Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, statements about future results, forward 12-month cap rates and EBITDA multiples, Chicago Market forecasts, and future capital expenditure needs. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Prime’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

-END-